Item 30. Exhibit (h) i. b1iii

AMENDMENT NO. 3 TO SHAREHOLDER SERVICES AGREEMENT

THIS AMENDMENT NO. 3 TO SHAREHOLDER SERVICES AGREEMENT is effective as of the 1st day of January, 2000, by and among MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY (“Mass Mutual”), C.M. LIFE INSURANCE COMPANY (“C.M. Life,”) and MML BAY STATE LIFE INSURANCE COMPANY (“MMLBay,”) and collectively with Mass Mutual and C.M. Life, “Company”) and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. (“ACIM”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

RECITALS

WHEREAS, the Company and ACIM are parties to a certain Shareholder Services Agreement dated May 14, 1998, amended May 1, 1999 AND September 1, 1999 (the “Agreement”) in which the Company offers to the public certain group and individual variable annuity and variable life insurance contracts (the “Contracts”);

WHEREAS, the Company now desires to expand the number of American Century funds made available by the Company to its clients;

WHEREAS, the parties have agreed to revise the amount of the Administrative Services fee in accordance with their discussions; and

NOW THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1. Addition of Funds. Exhibit B of the Agreement is hereby deleted in its entirety and the attached Exhibit B is substituted in lieu thereof.

2. Compensation and Expenses. Section 6(b) is hereby deleted in its entirety and the following Section 6(b) is substituted in lieu thereof;

(b) ACIM acknowledges that it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account per Fund for the Accounts rather than having each Contract owner as a shareholder. In consideration of the Administrative Services Company a fee (the “Administrative Services Fee”) as set forth in EXHIBIT D per annum of the average aggregate amount invested by the Company and any of its affiliates in the series of mutual fund shares issued by the Issuer as set forth on Exhibit B and used by any line of business of the Company or its affiliates.

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3. Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment No. 3 and the Agreement, it is the intention of the parties that the terms of this Amendment No. 3 shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment No. 2, the parties hereby confirm and ratify the Agreement.

2. Counterparts. This Amendment No. 3 may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 3 as of the date first above written.

MASSACHUSETTS MUTUAL LIFE		AMERICAN CENTURY INVESTMENT
INSURANCE COMPANY		MANAGEMENT, INC.

By:	/s/ Vernon Meyer	By:	/s/ William M. Lyons
Name:	Vernon Meyer	Name:	William M. Lyons
	Vice President	Title	Executive Vice President

C.M. LIFE INSURANCE COMPANY		MML BAY STATE LIFE INSURANCE COMPANY

By:	/s/ A. M. Dowling	By:	/s/ A. M. Dowling
Name:	A. M. Dowling	Name:	A. M. Dowling
Title:	Senior Vice President	Title:	Senior Vice President

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EXHIBIT B

FUNDS AVAILABLE

VP Income & Growth Fund

VP Value Fund

VP International Fund

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EXHIBIT D

ADMINISTRATIVE SERVICES FEE

Fund	Reimbursement Fee
VP Value	[_____] bps

VP Income & Growth	[_____] bps

VP International	[_____] bps

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